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                                                                  EXHIBIT (k)(2)

                            ADMINISTRATION AGREEMENT

       AGREEMENT made this 20/th/ day of February 1992 by and between The First Commonwealth Fund, Inc., a Maryland corporation (hereinafter called the "Fund"), and Princeton Administrators, Inc., a Delaware corporation (hereinafter called the "Administrator");

                               W I T N E S S E T H

       WHEREAS, the Fund intends to engage in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Fund and the EquitiLink International Management Limited (the "Investment Manager") entered into a Management Agreement (the "Management Agreement") pursuant to which the Investment Manager agreed to act as investment manager for, and to manage the affairs, business and investment of the assets of, the Fund; and

       WHEREAS, the Investment Manager and EquitiLink Australia Limited (the "Investment Adviser") entered into an Investment Adviser Agreement (the "Investment Adviser Agreement") pursuant to which the Investment Adviser will make recommendations to the Investment Manager as to the structure and composition of the Fund's portfolio; and

       WHEREAS, the Fund desires to retain the Administrator to render certain administrative services in the manner and on the terms and conditions hereafter set forth; and

       WHEREAS, the Administrator desires to be retained to perform such services on said terms and conditions.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Administrator agree as follows:

       1. Duties of the Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, subject to the supervision and direction of the Board of Directors of the Fund, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and keep separate books and records for investment activities conducted in (a) United Kingdom pounds, (b) Canadian dollars, and (c) Australian dollars (including investment activities conducted in New Zealand dollars); (ii) prepare and, subject to approval by the Fund, file reports and other documents required by U.S. Federal, state and other applicable U.S. laws and regulations and by U.S. stock exchanges on which Fund shares are listed, including proxy materials and periodic reports to Fund stockholders, and prepare or arrange for preparation of the initial draft of Federal, state and local tax returns; (iii) coordinate tax related matters; (iv) respond to or refer to the Fund's officers or its transfer agent inquiries from Fund shareholders; (v) calculate in accordance with the Fund's policy as adopted from time to time by the Board of Directors and publish, or arrange for the publication of, the net asset value of the Fund's shares; (vi) oversee,

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and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Fund by others, including its custodian and any subcustodian, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and other services; (vii) provide the Fund with the services of persons competent to perform the foregoing administrative and clerical functions; (viii) provide the Fund with administrative offices and data processing facilities; (ix) arrange for payment of the Fund's expenses; (x) consult with the Fund's officers, independent accountants, legal counsel, custodian and any sub-custodian, registrar, transfer agent and dividend disbursing agent and dividend reinvestment plan agent in establishing the accounting policies of the Fund;
(xi) prepare such financial information and reports as may be required by any banks from which the Fund borrows funds; (xii) provide such assistance to the Investment Manager, the Investment Adviser, the custodian and any sub-custodian, and the Fund's counsel and auditors as generally may be required to carry on properly the business and operations of the Fund; and (xiii) prepare reports related to the Fund's Preferred Stock as required by rating agencies. The Fund agrees to cause the custodian and the Investment Manager to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, daily valuation of investments in local currency (which may be based on information provided by a pricing service) as well as the daily conversion factor in order for the Administrator to price the Fund in United States dollars, reports of expenses borne by the Fund, the Fund management letter to stockholders and such other information necessary for the Administrator to prepare the above referenced reports and filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

       2. Expenses of the Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide office space, facilities, equipment and necessary personnel which it is obligated to provide under paragraph 1 hereof. The Fund and the Investment Manager assume and shall pay or cause to be paid all other expenses of the Fund as set forth in the Management Agreement. The expenses of legal counsel and accounting experts retained by the Administrator, after consulting with the Fund counsel and independent auditors, as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities under this Agreement are deemed expenses of, and shall be paid by, the Fund to the extent set forth in Section 4(b) of this Agreement.

       3. Compensation of the Administrator. For the services rendered to the Fund by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator on the first business day of each calendar month a fee for the previous month equal to the greater of (i) $150,000 per annum ($12,500 per month), or (ii) at an annual rate equal to 0.20% of the Fund's average weekly net assets computed based upon the net asset values applicable to shares of common stock and shares of preferred stock at the end of each week. The value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's registration statement on Form N-2, as amended from time to time (the "Registration Statement").

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Compensation by the Fund of the Administrator shall commence on the date of the first receipt by the Fund of the proceeds of the sale of its shares to the Underwriters as described in the Registration Statement, and the fee for the period from the date the Fund shall first receive the proceeds of the sale of its shares to the Underwriters as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

       4. Limitation of Liability of the Administrator; Indemnification.

              (a) The Administrator shall not be liable to any person for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder; provided, however, that nothing herein contained shall be construed to protect the Administrator against any liability to the Fund to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

              (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel to the Fund, or of counsel of the Administrator's choosing upon approval of an officer of the Fund, which approval shall not be unreasonably withheld, at the expense of the Fund, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the Fund's accounting experts, or of accounting experts of the Administrator's choosing upon approval of an officer of the Fund, which approval shall not be unreasonably withheld, at the expense of the Fund. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

              (c) The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Administrator's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the Administrator is entitled to such indemnification and if the Directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Administrator shall

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       provide security for this undertaking; (B) the Fund shall be insured against losses arising by reason of any lawful advances; or (C) a majority of a quorum consisting of Directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Administrator ultimately will be found entitled to indemnification.

              (d) As used in this Paragraph 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

       5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

       6. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund on sixty days' written notice to the Administrator and by the Administrator on ninety days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

       7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

       8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

       9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

       10. Notices. Any notice under this Agreement, shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the tenth day after the postmark if such notice is mailed first class with postage prepaid. Notice shall be addressed: (a) if to the Administrator, to:
President, Princeton Administrators, Inc., P.O. Box 9011, Princeton, New Jersey 08543-9011; or (b) if to the Fund, to: President, The First Commonwealth Fund, Inc., c/o EquitiLink International Management Limited, Union House, Union Street, St. Helier, Jersey, Channel Islands.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         THE FIRST COMMONWEALTH FUND, INC.

                                         By: /s/ Laurence S. Freedman
                                             ------------------------------
                                         Title: President

                                         PRINCETON ADMINISTRATORS, INC.

                                         By: /s/ Stephen Miller
                                             ------------------------------
                                         Title: Executive Vice President

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